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Exhibit (a)(2)

ELECTION/CHANGE OF ELECTION FORM

Name:
Employee ID:

        You are making this election in connection with the Offer by United Online, Inc. to exchange your Eligible Options for restricted stock units covering shares of United Online common stock upon the terms and conditions in the Offer and this Election/Change of Election Form. An Eligible Option is any option granted to you under the two designated Stock Plans which have exercise prices per share of United Online common stock at or above $16.00. Capitalized terms, to the extent not defined herein, shall have the meaning assigned to such terms in the Offer to Exchange.

        This Election/Change of Election Form will supersede and cancel any prior Election/Change of Election Forms signed and submitted by you to United Online.

        You are encouraged to consult with an outside legal, financial and tax advisor in connection with your decision whether or not to participate in the Offer. By choosing to tender your Eligible Options in the Offer, you agree and understand that:

  1.
  You have received and read the Offer and accept its terms.

  2.
  The Offer expires on March 31, 2006, at 11:59 p.m., Pacific Time, unless it is extended by us.

  3.
  In order to receive restricted stock units in exchange for your tendered Eligible Options, you must remain an employee of United Online or one of our subsidiaries continuously through the date we issue the restricted stock units in exchange for your tendered Eligible Options.

  4.
  If you do not remain an employee of United Online or one of our subsidiaries continuously from the date you tender your Eligible Options for exchange through the date we accept and cancel those options, we will return your tendered options to you, and you may exercise those options in accordance with their terms during the limited period of time specified in the applicable stock option agreement in which to exercise these options following your termination date.

  5.
  Neither the Offer nor your acceptance of the Offer with respect to any of your Eligible Options changes the nature of your employment with us and does not create any obligation for United Online to continue your employment for any period. U.S. employees are generally considered employed "at-will" and either you or United Online may terminate your employment at any time, for any reason, with or without cause. Individuals employed outside the United States may be terminated subject to the requirements of local law and the terms of any employment agreement.

  6.
  You will only be entitled to receive shares under the restricted stock units issued in exchange for your tendered Eligible Options, to the extent you vest in those units during your period of continued employment with United Online or any subsidiary.

  7.
  Once your Eligible Options have been accepted for exchange and cancelled at the expiration of the Offer, you will have no further right or entitlement to acquire shares of United Online common stock under those cancelled options and those cancelled options will not be reissued or returned to you for any reason.

  8.
  This is an "all or nothing" offer. If you accept this Offer with respect to any Eligible Options, you must tender all of your Eligible Options.

  9.
  The ratio by which you can determine the actual number of restricted stock units that will be issued in exchange for each of your Eligible Options is set forth in the table below:

Option Exercise Price (per share):	$16.00 to $20.00	$20.01 or more
Ratio of One Restricted Stock Unit to the Number of Shares Subject to Tendered Option	1-for-4	1-for-5
  10.
  The restricted stock units will be issued on the next business day following our acceptance and cancellation of your tendered options.

  11.
  The restricted stock units issued in exchange for each tendered Eligible Option will be subject to the terms of the Stock Plan under which that tendered option was granted and the Restricted Stock Unit Issuance Agreement evidencing the units issued to you. Your restricted stock units will have a new vesting schedule, as described in the Offer.

  12.
  Restricted stock units issued to employees located outside the U.S. will be subject to additional terms and conditions. Accordingly, a different form of Restricted Stock Unit Issuance Agreement will be used for non-U.S. employees.

  13.
  If we merge into or are acquired by another company before the expiration of the Offer, you may withdraw your tendered options, and you will have all the rights afforded to you to acquire our common stock under the existing agreements evidencing these options.

  14.
  If you tender your Eligible Options pursuant to the Offer, you will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time you tender those options or at the time we accept and cancel those options. In addition, the issuance of the restricted stock units in exchange for those options will not be a taxable event under current U.S. law, and you will not be required under current U.S. law to recognize taxable income for U.S. federal income tax purposes at the time those units are issued. In some countries, however, the application of local rules may have important consequences to employees resident in those countries, including the possibility that the exchange of the options for restricted stock units may be a taxable event.

  15.
  All option holders, including those subject to taxation in a foreign jurisdiction, whether by reason of their nationality, residence or otherwise, should consult with their own personal tax advisors as to the tax consequences of their participation in the Offer. Tax consequences may vary depending on each individual participant's circumstances.

  16.
  No shares will be issued upon the vesting of your restricted stock units, unless all applicable withholding taxes have been collected.

  17.
  As set forth in the Offer, United Online may terminate or amend the Offer and reject or postpone its acceptance and cancellation of any Eligible Options tendered for exchange.

  18.
  All questions as to the number of shares subject to each tendered Eligible Option, the exercise price per share in effect under that option and the resulting number of shares of United Online common stock to be subject to the restricted stock units issued in exchange for that tendered option will be determined by United Online in its sole discretion.

  19.
  By tendering your Eligible Options pursuant to the Offer, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this form by and among, as applicable, United Online and any of its subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Offer.

  You understand that United Online or any of its subsidiaries may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares of stock or directorships held in United Online, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Stock Plans and this Offer (the "Data"). You understand that the Data may be transferred to any third parties assisting in the implementation, administration and management of this Offer, the grant of any restricted stock units and the issuance of shares thereunder, that these recipients may be located in your country, or elsewhere, and that the recipient's country may have different data privacy laws and protections than in your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain, record and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Stock Plans and this Offer and United Online and any of its subsidiaries may retain such information in your file. You understand that the Data will be held only as long as is necessary to implement, administer and manage your participation in the Stock Plans and this Offer. You understand that you may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to Data or withdraw the consents herein by contacting in writing your local human resources representative. You understand that withdrawal of consent may affect your ability to participate in this Offer and exercise or realize benefits from the Stock Plans.

  20.
  By tendering your Eligible Options under this Offer, you further acknowledge that: (i) your participation in the Offer is voluntary; (ii) the Offer, the Eligible Options and any restricted stock units issued to you are outside the scope of your employment contract, if any, and are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, holiday entitlements, bonuses, long-service awards, pension or retirement benefits or similar payments; (iii) the future value of the shares underlying any restricted stock units granted to you is unknown and cannot be predicted with certainty; and (iv) no claim or entitlement to compensation or damages arises from the termination of the Eligible Options or diminution in value of any restricted stock units, and you irrevocably release United Online and any of its subsidiaries and affiliates from any such claim that may arise.

          Elections.

  ☐
  I hereby elect to participate in the Offer with respect to all my Eligible Options as identified on Schedule A and I hereby tender such options in exchange for restricted stock units to be issued upon the terms and conditions as described in the Offer to Exchange. I agree that the options identified on Schedule A are the Eligible Options I hold. I understand that each of these options, when accepted by United Online, will be cancelled unless I submit a new properly completed Election/Change of Election Form withdrawing my election prior to the expiration of the Offer.

  ☐
  I hereby decline to participate in the Offer. I acknowledge that no Eligible Options will be exchanged and no restricted stock units will be issued to me.

  ☐
  I previously have elected to tender my Eligible Options, but hereby withdraw my election. I acknowledge that no options will be exchanged and no restricted stock units will be issued to me.

X		Date:
Signature of optionee

INSTRUCTIONS TO ELECTIONS/CHANGE OF ELECTION FORM FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.
Submission of Election Form. Please sign and date where indicated and return this form to our Stock Plan Administrator by mail to United Online, Inc., 21301 Burbank Boulevard, Woodland Hills, California 91367, Attn.: Stock Plan Administrator. If you elect to send your Election/Change of Election Form to us by mail, that form must be received by United Online no later than the Expiration Date of the Offer. Alternatively, you may fax the Election/Change of Election Form to (818) 287-3010, in which case we must physically receive your Election/Change of Election Form on or before 11:59 p.m., Pacific Time, on March 31, 2006, unless we extend the Offer. Forms received after the Expiration Date of the Offer will not be accepted.

Please note that you do not need to include any option agreements or other documents relating to the Eligible Options that you tender. United Online will cancel such options electronically upon acceptance of your tendered options and will update your option and restricted stock unit records accordingly.

2.
Withdrawal or Change in Election. Tenders of Eligible Options may be withdrawn at any time before the expiration of the Offer in accordance with the withdrawal and change in election procedures described in the Election/Change of Election Form above.

United Online will not accept any alternative, conditional or contingent offers to exchange Eligible Options. All employees electing to tender Eligible Options by execution of this Election/Change of Election Form, waive any right to receive any notice of the acceptance of their election to exchange, except as provided for in the Offer.

3.
Additional Documents to Read. Be sure to read all of the Offer documents, including the Offer before deciding to participate in the Offer.

4.
Important Tax Information. If you are subject to taxes in the United States, you should refer to Section 14 of the Offer, which contains important U.S. federal income tax information. If you are subject to taxation in a foreign jurisdiction, we have distributed short summaries of certain tax consequences with respect to countries where our non-U.S. employees reside which contain important tax information for such jurisdictions. You should review the summary applicable to your country of residence.

5.
Requests for Assistance. If you have any questions or need assistance, please email ExchangeOffer@corp.untd.com.

6.
Irregularities. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any tender of options, and all questions as to the number of shares subject to Eligible Options or to be subject to restricted stock units issued in exchange. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine do not comply with the conditions of the Offer, that we determine are not in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any Election/Change of Election Form with respect to any particular options or any particular option holder. No Election/Change of Election Form will be deemed to have been properly submitted until all defects or irregularities have been cured by the participating option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in an Election/Change of Election Form, nor will anyone incur any liability for failure to give any such notice.

Schedule A

Eligible Options

as of March 6, 2006

[Optionee]

Option Grant Date	Option Exercise Price Per Share	Total Number of Option Shares Outstanding

QuickLinks

ELECTION/CHANGE OF ELECTION FORM
INSTRUCTIONS TO ELECTIONS/CHANGE OF ELECTION FORM FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER
Schedule A Eligible Options as of March 6, 2006